Exhibit 99.1 JOINT FILING AGREEMENT In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing of Amendment No. 3 to Schedule 13G and any and all further amendments thereto with respect to the Common Stock, par value $0.00001 per share, of Krystal Biotech, Inc., and further agree that this Joint Filing Agreement be included as an exhibit to such filing. In addition, each party to this Joint Filing Agreement expressly authorizes the other party to file Amendment No. 3 to Schedule 13G and any and all further amendments thereto on his or her behalf. The undersigned further agree that each party hereto is responsible for the timely filing of Amendment No. 3 to Schedule 13G and any and all further amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided that no party is responsible for the completeness or accuracy of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate. IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of this 4th day of May 2026. By: /s/ Krish S. Krishnan By: /s/ Suma M. Krishnan Name: Krish S. Krishnan Name: Suma M. Krishnan Title: Chairman & CEO, Krystal Biotech, Inc. Title: President, R&D, Krystal Biotech, Inc.